NEWS BULLETIN	FARO Technologies Inc.
125 Technology Park Lake Mary, FL 32746
The Measure of Success
Keith Bair, Senior Vice President and CFO
keith.bair@FARO.com, 407-333-9911

FARO Announces Notice of Pendency of Settlement of Shareholder Derivative Litigation

LAKE MARY, FL., Feb. 20, 2009 /PRNewswire-FirstCall/ — FARO Technologies, Inc. (Nasdaq: FARO), the world market leader in portable computer-aided measurement arms and laser tracker sales, today filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission announcing that the U.S. District Court for the Middle District of Florida granted preliminary approval of the settlement of the derivative action pending against certain of FARO’s current and former directors, and against FARO, as a nominal defendant.  The Notice of Pendency of Settlement of Shareholder Derivative Litigation, which is attached to the Form 8-K, is set forth below:

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF FLORIDA

DAVID ALVERSON, Derivatively On Behalf of Nominal Defendant FARO TECHNOLOGIES, INC.,	Case No. 6:08-cv-45-ACC-DAB

Plaintiff,
v.
JOHN CALDWELL,
STEPHEN COLE,
HUBERT D’AMOURS,
GREGORY A. FRASER,
ANDRE JULIEN and SIMON RAAB,

Defendants,

And
FARO TECHNOLOGIES, INC.,

Nominal Defendant.

NOTICE OF PENDENCY OF SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION

TO:	ALL RECORD AND BENEFICIAL OWNERS OF FARO TECHNOLOGIES, INC. (“FARO” OR THE “COMPANY”) COMMON STOCK ON OR BEFORE JANUARY 21, 2009 (EACH A “FARO STOCKHOLDER”)

PLEASE TAKE NOTICE that the above-captioned shareholder derivative litigation (the “Action”), is being settled.  The terms of the proposed settlement of the Action (the “Settlement”) are set forth in a Stipulation of Settlement dated January 21, 2009 (the “Stipulation”).  This notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.  All capitalized terms herein have the same meanings as set forth in the Stipulation.

The terms of the Settlement set forth in the Stipulation include: (1) the adoption and/or implementation of a variety of corporate governance measures, including, but not limited to, director independence, officer and director stock ownership guidelines, requirements for director education, and the appointment of a new independent director; and (2) FARO’s payment of Plaintiffs’ Counsel’s attorney fees and expenses in the amount of $400,000, subject to Court approval.

A hearing (the “Settlement Hearing”) will be held for the Action on April 23, 2009 at 9:15 a.m. before the Hon. Anne C. Conway at the United States District Court for the Middle District of Florida, 401 West Central Boulevard, Courtroom 6A, Orlando, Florida 32801-0120, to determine: (1) whether the terms of the Settlement should be approved as fair, reasonable and adequate; and (2) whether the above-entitled action should be dismissed on the merits and with prejudice as to the Defendants.

If you are a FARO Stockholder, your rights may be affected by the Settlement.  Any FARO Stockholder who objects to the Settlement or any of its terms, or who otherwise wishes to be heard, may appear in person or through counsel at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than Plaintiff’s Counsel and Defendants’ counsel shall be heard and no papers, briefs, pleadings or other documents submitted by any such Person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than fourteen (14) days prior to the Settlement Hearing such Person:

A.
files with the Clerk of the United States District Court for the Middle District of Florida, 401 West Central Boulevard, Suite 1200, Orlando, Florida 32801-0120, a written objection containing (1) the name of the case and case number; (2) the Person’s name, address, and telephone number; (3) the number of shares of FARO common stock the Person owns; (4) the date(s) of purchase of such shares, and a statement as to whether the Person will own such shares as of the date of the Settlement Hearing; (5) a detailed statement of the basis for the Person’s objections to or comments upon the Settlement, Plaintiff’s Counsel's request for attorneys’ fees and reimbursement of expenses, or any other matter before the Court; (6) any supporting papers, including all documents and writings that the person desires the Court to consider; (7) a representation as to whether the Person intends to appear the Settlement Hearing; (8) a representation as to whether the Person plans on calling any witness(es) at the Settlement Hearing; and (9) the identities of any witness(es) the Person plans to call at the Settlement Hearing; and

B.	on or before the date of such filing, serves the same documents by hand or by first class mail upon the following counsel of record:

PLAINTIFF’S COUNSEL	FARO’S COUNSEL

Barroway Topaz Kessler Meltzer & Check, LLP Eric L. Zagar 280 King of Prussia Road Radnor, PA 19087	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Jay B. Kasner Richard L. Brusca Susan L. Saltzstein Four Times Square New York, NY 10036
INDIVIDUAL DEFENDANTS' COUNSEL

SHEARMAN & STERLING LLP Kenneth Kramer Tammy P. Bieber 599 Lexington Avenue New York, NY 10022

Unless the Court otherwise directs, no Person shall be entitled to object to the approval of the Settlement, to any Judgment entered thereon, to the fee and expense award, or otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above.  Any FARO Stockholder who fails to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection and will be barred for all time by the Final Judgment and Order of Dismissal.  FARO Stockholders who have no objection to the Settlement do not need to appear at the Settlement Hearing or take any other action.

This Notice describing the Action was published as a Company Current Report on Form 8-K on February 20, 2009, and filed with the United States Securities and Exchange Commission (the “SEC”) on that date.  You may obtain a copy of this Notice by referring to the SEC’s website at http://www.sec.gov.  The Form 8-K has also been made accessible on the Company’s website at http://www.faro.com.

If you have questions regarding the proposed Settlement, please do not call or write the Court.  Questions may be directed to:

PLAINTIFF’S COUNSEL

Eric L. Zagar Barroway Topaz Kessler Meltzer & Check, LLP 280 King of Prussia Road Radnor, PA 19087

About FARO
With approximately 19,000 installations and 9,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm — the FaroArm; the world's best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.